UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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Form 8-K
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Current Report

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 15, 2016

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RETROPHIN, INC.
(Exact name of registrant as specified in its charter)
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Delaware	001-36257	27-4842691
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

12255 El Camino Real, Suite 250 San Diego, CA	92130
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (760) 260-8600
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 15, 2016, Retrophin, Inc. (the “Company”) hired Neil McFarlane as the Company’s Chief Operating Officer. A copy of the press release announcing the hiring of Mr. McFarlane is attached hereto as Exhibit 99.1.
Prior to his employment with the Company, Mr. McFarlane served as the Vice President of the Global Bone business unit for UCB, Inc. since 2013. From 2011 to 2013, Mr. McFarlane was the Vice President and General Manager of the US Immunology business unit at UCB, Inc. Prior to that, Mr. McFarlane co-founded Inlet Venture Management, LLC, a Florida-based venture capital firm focused on life sciences, medical technology, information technology and energy management. From 2007 to 2008, Mr. McFarlane was Vice President for Genzyme Corporation and was responsible for their international transplant business (solid organ, immunology, hematology and oncology). From 2004 to 2007, Mr. McFarlane served as Vice President for Genzyme Europe B.V. From 2001 to 2006, Mr. McFarlane was Director for Sangstat Medical Corporation, acquired by Genzyme Corporation in 2003, and was responsible for Global Transplant Medical Affairs. From 2000 to 2001, Mr. McFarlane served as an Account Manager for Sangstat Medical Corporation, where he was responsible for the commercial effort in Florida and the Caribbean. Prior to that, from 1999 to 2005, Mr. McFarlane served as Founder and President of Clinical Consulting Group, a specialty healthcare consulting firm focused on organizational restructuring and program management for U.S. transplant and organ procurement organizations. Mr. McFarlane currently serves as a board member or advisor to numerous life sciences focused organizations, including the Florida Institute for the Commercialization of Public Research and Sid Martin Biotechnology incubator. Mr. McFarlane holds a Master of Science and a Bachelor of Science in Nursing from the University of Florida.
In connection with Mr. McFarlane’s hiring as the Company’s Chief Operating Officer, the Company and Mr. McFarlane intend to enter into an Employment Agreement (the “Employment Agreement”). Pursuant to the terms of the Employment Agreement, Mr. McFarlane will receive an initial base salary of $475,000 per year, subject to annual adjustment, plus a discretionary annual bonus with a bonus target currently set at 50% of his base salary. Mr. McFarlane was granted a stock option to purchase up to 120,000 shares of the Company’s common stock (the “Option”), one-third of which will vest on the one-year anniversary of the grant date and remaining two-thirds of which will vest over the following two years in eight equal quarterly installments. The Option has an exercise price equal to the closing price of the Company’s common stock on the date of grant. Mr. McFarlane was granted a restricted stock unit award covering 30,000 shares of the Company’s common stock (the “Performance RSU Award”), which will vest upon the Company’s achievement of specified revenue, business development and regulatory milestones; provided, however, that no portion of the Performance RSU Award shall vest prior to the one-year anniversary of the grant date. Mr. McFarlane was also granted a restricted stock unit award covering 15,000 shares of the Company’s common stock (the “Time-Based RSU Award”), one-third of which will vest on the one-year anniversary of the grant date and remaining two-thirds of which will vest over the following two years in eight equal quarterly installments. The Option, Performance RSU Award and Time-Based RSU Award are subject to the terms of the Company’s 2015 Equity Incentive Plan, but were granted outside of the 2015 Equity Incentive Plan. Mr. McFarlane is also entitled to be reimbursed for relocation expenses pursuant to the Company’s Relocation Policy, and will receive health care coverage under the Company’s medical, vision and dental plans, and can participate in the Company’s 401(k) Plan.
While Mr. McFarlane will be employed on an at-will basis, the Employment Agreement will provide that in the event of his termination by the Company without cause or in the event of his termination due to a constructive termination, in exchange for a general release against the Company, Mr. McFarlane will be entitled to severance benefits consisting of, among other things, (i) a cash compensation amount equal to his annual base salary plus annual target bonus, paid in equal installments over a period of 12 months, (ii) payment of the cost of COBRA coverage for a period of up to 12 months and (iii) acceleration of the vesting of all outstanding stock awards such that the amount of shares vested under such stock awards equals the number of shares that would have vested if Mr. McFarlane had continued to render services to the Company for 12 months following his separation from service. Additionally, in connection with a change in control of the Company, if Mr. McFarlane’s employment with the Company is terminated without cause or in the event of his termination due to a constructive termination, in exchange for a general release against the Company, Mr. McFarlane will be entitled to severance benefits consisting of, among other things, (i) a cash compensation amount equal to his annual base salary plus annual target bonus, multiplied by 1.5, paid in a single lump-sum amount, (ii) payment of the cost of COBRA coverage for a period of up to 18 months and (iii) acceleration of the vesting of all outstanding stock awards such that all outstanding stock awards become fully vested.
Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.
99.1    Press Release of Retrophin, Inc. dated August 15, 2016.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RETROPHIN, INC.
Dated: August 15, 2016	By:	/s/ Stephen Aselage
	Name:	Stephen Aselage
	Title:	Chief Executive Officer